Exhibit 5.6

August 10, 2012

Health Management Associates, Inc.

Board of Directors

5811 Pelican Bay Blvd., Suite 500

Naples, Florida 34108

Re: Health Management Associates, Inc. 7.375% Senior Notes due 2020

Ladies and Gentlemen:

This Opinion Letter is delivered at the request of Hamlet H.M.A., LLC and Statesville HMA, LLC, each a North Carolina limited liability company (each a “North Carolina Guarantor” and together the “North Carolina Guarantors”) and each a subsidiary of Health Management Associates, Inc., a Delaware corporation (“Health Management”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Health Management and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by Health Management of $875.0 million aggregate principal amount of 7.375% Senior Notes due 2020 (the “Exchange Notes”) and the guarantees (the “Guarantees”) by the Guarantors of Health Management’s obligations under the Exchange Notes. (The Guarantees by the North Carolina Guarantors are hereinafter referred to as the North Carolina Guarantees.) The Exchange Notes will be issued under an indenture dated as of November 18, 2011 (the “Indenture”) among U.S. Bank National Association, as trustee (the “Trustee”), Health Management and the guarantors listed on the signature pages thereto (the “Guarantors”). The Exchange Notes will be offered by Health Management in exchange (the “Exchange Offer”) for $875.0 million aggregate principal amount of its outstanding 7.375% Senior Notes due 2020 (the “Private Notes”).

This Opinion Letter is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have reviewed:

(1) the Articles of Organization of each of the North Carolina Guarantors, as amended to date;

(2) the Operating Agreements of each of the North Carolina Guarantors, as amended to date;

(3) the Certificates of Existence for each of the North Carolina Guarantors, each dated as of August 3, 2012 (the “Certificates of Existence”);

Parker Poe Adams & Bernstein LLP    Attorneys and Counselors at Law    Three Wachovia Center    401 South Tryon Street    Suite 3000    Charlotte, NC 28202    t 704.372.9000    f 704.334.4706    www.parkerpoe.com

Health Management Associates, Inc.

Board of Directors

August 10, 2012

(4) the Joint Consents of the Sole Members and the Managers of each North Carolina Guarantor, each dated as of November 8, 2011;

(5) the Unanimous Written Consent of the Directors, Managers and General Partners of the Guarantors, dated as of July 31, 2012;

(6) the Registration Statement;

(7) an executed copy of the Registration Rights Agreement, dated as of November 18, 2011, by and among Health Management, the Guarantors and the Initial Purchasers named therein (the “Registration Rights Agreement”);

(8) an executed copy of the Indenture;

(9) the form of the Exchange Notes; and

(10) the form of the Guarantees.

We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of Health Management and the North Carolina Guarantors without investigation or analysis of any underlying data contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the North Carolina Guarantors, the Exchange Offer or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

(1) Based solely upon the applicable Certificates of Existence, each North Carolina Guarantor is a limited liability company in existence under the laws of the State of North Carolina;

(2) Each North Carolina Guarantor has the requisite limited liability company power and authority to execute and deliver and to perform its obligations under the Indenture; and

(3) Each North Carolina Guarantor has taken all necessary limited liability company action to duly authorize the execution, delivery and performance of the Indenture.

Health Management Associates, Inc.

Board of Directors

August 10, 2012

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PARKER POE ADAMS & BERNSTEIN LLP
Parker Poe Adams & Bernstein LLP

RLS/ajs